MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

Fiscal 2017 First Quarter Results

Total international revenues increased 9%

SAINT PAUL, MN – March 7, 2017 — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the first quarter ended January 31, 2017.

First Quarter 2017 Overview:

•	First quarter fiscal 2017 revenue decreased by 6% to $8.7 million, compared to $9.3 million in the prior year period.
•	Fiscal 2017 first quarter consolidated, domestic equipment, supplies and accessories revenues were $4.6 million, compared to $5.3 million in the fiscal 2016 first quarter, a decrease of 14%. This was due in part to the strength of fiscal 2016 fourth quarter domestic revenue, and the seasonality of our business, but primarily the result of deferred orders totaling approximately $625,000.
•	International equipment, supplies and accessories revenues increased 10% to $2.3 million for the quarter, compared to $2.1 million for the fiscal 2016 first quarter.
•	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 29% for the fiscal 2017 first quarter, compared to 29% in the prior year quarter.
•	Current and long-term deferred revenue at the end of the first quarter increased 22% to $8.1 million, compared to $6.7 million at the end of last year’s first quarter.
•	Operating loss for the fiscal 2017 first quarter was $(63,000), compared to operating income of $233,000 in the prior year period.
•	Net loss was $(240,000), or $(0.06) per diluted share for the fiscal 2017 first quarter, compared to a net loss of $(4,000), or $0.00 per diluted share, in the fiscal 2016 first quarter.

Todd Austin, chief executive officer of MGC Diagnostics, said, “Our lower domestic sales for the fiscal 2017 first quarter were not unexpected considering the record domestic sales performance we achieved during our fiscal 2016 fourth quarter and the normal seasonality of our domestic business in the first fiscal quarter, which is historically the weakest quarter of the year. Our 2017 first quarter results were also affected by approximately $625,000 in orders we expected would close during the quarter, but were temporarily deferred. The good news is that our domestic sales pipeline is very robust and we remain confident that we will recover this shortfall over the remainder of fiscal 2017. We are very encouraged by the 9% revenue increase in our international business, due to a 26% growth in Medisoft’s international revenue. The strategies we implemented to improve Medisoft’s direct sales in France and Belgium have so far been successful. For the 2017 first quarter, Medisoft revenues from these two markets increased 54% from $383,000 in the fiscal 2016 first quarter to $589,000 in the fiscal 2017 first quarter. We hope to build on this international momentum, and coupled with the opportunities we see in our domestic business, we expect fiscal 2017 to be a strong year.

Despite our domestic quarterly revenue shortfall, we see a number of opportunities and believe we will achieve year-over-year revenue growth. Our domestic sales pipeline is very robust, which we believe will lead to solid growth for fiscal 2017. The Company’s financial foundation continues to be strong with a cash and working capital position of approximately $4.7 million and $8.5 million after the special dividend and no long-term debt. We look forward to reporting firm operational and financial performance during the remainder of fiscal 2017.”

Additional First Quarter Data (Note: Medisoft revenues of $141,000 and cost of revenues of $71,000 for the fiscal 2016 first quarter have been reclassified as service revenues and cost of service revenues):

•	During the quarter, competitive account conversions totaled 16 accounts, or $593,000 in revenue, compared to 20 accounts, or $1.2 million in revenue, for the same quarter last year.
•	Service revenue was unchanged at $1.85 million in the fiscal 2017 first quarter compared to $1.85 million in the prior year period.
•	Supplies revenue increased 2% to $1.74 million for the quarter from $1.70 million in the prior year period.
•	Gross margin of 50.7% in the first quarter includes gross margin of 52.5% and 45.9% for domestic and international, compared to gross margin of 52.7% for last year’s first quarter, which included gross margin of 56.2% and 42.0% for domestic and international, respectively.
•	Gross margin for equipment, supplies and accessories was 46.0% for the quarter (46.1% for domestic and 45.7% for international), compared to 48.7% for the prior year’s quarter (51.5% for domestic and 41.5% for international). Gross margin for services was 68.3% for the quarter (69.7% for domestic and 49.9% for international), compared to 69.0% for the same period last year (70.6% for domestic and 49.4% for international).
•	Sales backlog was $1.7 million at the end of the quarter, compared to $1.9 million at the end of the fiscal 2016 first quarter.
•	Operating expenses were $4.5 million in the first quarter, compared to $4.6 million in the prior year quarter.
•	First quarter 2017 general and administrative expenses totaled $1.5 million, or 17.5% of revenue, compared to $1.4 million, or 15.3% of revenue in the comparable quarter last year.
•	Sales and marketing expenses were $2.3 million for the quarter, or 26.7% of revenue, compared to $2.5 million, or 27.0% of revenue in the fiscal 2016 first quarter.
•	Research and development expenses were $590,000 for the quarter, or 6.8% of revenue, compared to $673,000, or 7.3% of revenue in last year’s first quarter.

Conference Call

The Company has scheduled a conference call for Tuesday, March 7, 2017 at 4:30 p.m. ET to discuss its financial results for the first quarter ended January 31, 2017.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company's website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10102288, through March 14, 2017. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

Special Cash Dividend

As previously announced on January 25, 2017, the Board of Directors of MGC Diagnostics announced a special cash dividend of $0.70 per share on its outstanding common stock. The cash dividend, which totaled approximately $3.1 million, was paid on February 24, 2017 to all shareholders of record as of February 10, 2017.

Review of Strategic Options

As previously announced on January 25, 2017, the Board of Directors of MGC Diagnostics initiated a strategic review of the Company’s businesses and assets to explore opportunities for enhancing value for shareholders. A Special Committee consisting of Board Chairman Mark Sheffert, Vice Chairman Terry Bunge and director Hank Struik will oversee this process. The Special Committee has retained Minneapolis-based investment banking firm Craig-Hallum Capital Group LLC, to advise it in this process. The Board expects this to be a thorough process and will report its findings and conclusions at the completion of the review. The Board will consider all reasonable options but cannot guarantee that any actions will be taken as a direct result of this review.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France and Belgium, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2016, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
MGC Diagnostics Corporation	Lytham Partners, LLC
Chief Financial Officer	(602) 889-9700
(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2017 and October 31, 2016

(In thousands, except share and per share data)

	January 31,	October 31,
	2017	2016
Assets	(Unaudited)
Current Assets:
Cash	$7,782	$7,265
Accounts receivable, net of allowance for doubtful accounts of $122 and $92, respectively	6,438	8,286
Inventories, net of obsolescence reserve of $1,258 and $1,281, respectively	5,479	4,916
Prepaid expenses and other current assets	495	586
Total current assets	20,194	21,053
Property and equipment, net of accumulated depreciation of $4,865 and $4,754, respectively	2,565	2,632
Intangible assets, net	4,280	4,211
Deferred income taxes	2,643	2,643
Other non-current assets	94	139
Total Assets	$29,776	$30,678
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$2,352	$2,876
Dividend payable	3,086	—
Employee compensation	1,374	1,550
Deferred income	4,094	4,007
Other current liabilities and accrued expenses	835	948
Total current liabilities	11,741	9,381
Long-term liabilities:
Long-term deferred income and other	4,148	4,374
Total Liabilities	15,889	13,755
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,387,643 and 4,378,811 shares issued and 4,344,146 and 4,337,314 shares outstanding in 2017 and 2016, respectively	434	434
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	21,976	24,859
Accumulated deficit	(8,369)	(8,129)
Accumulated other comprehensive loss	(154)	(241)
Total Shareholders' Equity	13,887	16,923
Total Liabilities and Shareholders' Equity	$29,776	$30,678

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Unaudited in thousands, except per share data)

	Three Months ended January 31,
	2017	2016
Revenues
Equipment, supplies and accessories revenues	$6,892	$7,401
Service revenues	1,848	1,850
	8,740	9,251
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,725	3,800
Cost of service revenues	586	574
	4,311	4,374
Gross margin	4,429	4,877
Operating expenses:
Selling and marketing	2,330	2,501
General and administrative	1,530	1,412
Research and development	590	673
Amortization of intangibles	42	58
	4,492	4,644
Operating (loss) income	(63)	233
Interest expense, net	—	66
Foreign currency loss	176	109
(Loss) income before taxes	(239)	58
Provision for taxes	1	62
Net loss	(240)	(4)
Other comprehensive income (loss), net of tax
Effect of foreign currency translation adjustments	87	(3)
Comprehensive loss	$(153)	$(7)
Loss per share:
Basic	$(0.06)	$—
Diluted	$(0.06)	$—
Weighted average common shares outstanding:
Basic	4,341	4,280
Diluted	4,341	4,280

Dividend declared per share	$0.70	$—

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Three Months Ended January 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(240)	$(4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	117	103
Amortization	75	74
Stock-based compensation	174	144
Deferred income taxes	(4)	62
Loss on foreign currency	167	108
Increase (decrease) in allowance for doubtful accounts	30	(5)
Decrease in inventory obsolescence reserve	(44)	(8)
Loss on disposal of equipment	—	2
Changes in operating assets and liabilities:
Accounts receivable	1,794	(176)
Inventories	(505)	(233)
Prepaid expenses and other current assets	104	547
Accounts payable	(514)	336
Employee compensation	(169)	(613)
Deferred income	(118)	(25)
Other current liabilities and accrued expenses	(126)	27
Net cash provided by operating activities	741	339

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(251)	(207)
Net cash used in investing activities	(251)	(207)

Cash flows from financing activities:
Payment of long-term borrowing	—	(133)
Proceeds from issuance of common stock under employee stock purchase plan	30	50
Repurchase of common stock upon vesting of restricted stock awards	—	(2)
Net cash provided by (used in) financing activities	30	(85)
Effect of exchange rate changes on cash	(3)	(13)
Net increase in cash	517	34
Cash at beginning of period	7,265	6,553
Cash at end of period	$7,782	$6,587

Cash paid for taxes	$133	$98
Cash paid for interest	—	37
Supplemental non-cash items:
Accrued dividends	$3,087	—

MGC Diagnostics Corporation and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except per share data)

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following adjusted non-GAAP financial measures in this release and the accompanying Consolidated Statements of Comprehensive Loss (see table A-1) and an itemized reconciliation between net loss and non-GAAP adjusted net loss (see table A-2):

•	adjusted revenues,
•	adjusted cost of revenues,
•	adjusted gross profit,
•	adjusted net loss, and
•	adjusted net loss per share.

The Company has recently started to use these adjusted non-GAAP financial measures to facilitate period-to-period comparisons and analysis of its operating performance and believes they are useful to investors to supplement GAAP measures in analyzing, trending and benchmarking the performance and value of the Company’s business. However, these measures are not intended to be a substitute for the measures reported in accordance with GAAP. These measures may be different from adjusted non-GAAP financial measures used by other companies, even when similar terms are used to identify these measures. For a reconciliation of these measures, see the Consolidated Statements of Comprehensive Loss and an itemized reconciliation between net loss and non-GAAP adjusted net loss accompanying this release.

In order to calculate these non-GAAP financial measures, the Company makes adjustments to certain GAAP financial line items found on its Consolidated Statements of Comprehensive Loss, backing out non-recurring, infrequent or unusual items that the Company believes otherwise distort the underlying results and trends of the ongoing business. The Company has excluded the following items from one or more of our adjusted non-GAAP financial measures for the periods presented:

Revenue. The Company is no longer pursuing its strategic initiative in the sleep market and determined that it was appropriate to establish a $354,000 reserve on its SleepVirtual inventory as of October 31, 2016. The Company does not intend to purchase additional SleepVirtual inventory, and expects to dispose of its existing inventory over the next couple of years. Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $24,000 of revenue attributed to sales of SleepVirtual inventory for the three months ended January 31, 2017.

On October 31, 2016, the Company established a $670,000 reserve for its Resmon PRO FOT inventory that was in excess of near term sales expectations. On October 31, 2016, the Company had 194 units of Resmon PRO FOT inventory with a carrying value of $1,160,000. The Company conducted a review of the sale prospects of this product for the next 12 to 24 months and determined that it was likely it could not sell all of this inventory during this time period because the future outcome of this strategic initiative will rely on multiple factors not yet determined. Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $202,000 and $16,000 of revenue attributed to sales of FOT inventory for the three months ended January 31, 2017 and 2016, respectively.

Cost of Revenues. For the three months ended January 31, 2017, we excluded $20,000 of cost of revenues attributed to sales of SleepVirtual inventory. Likewise, for the three months ended January 31, 2017 and 2016, we excluded $110,000 and $12,000, respectively, of cost of revenues attributed to sales of Resmon PRO FOT inventory.

The Company believes that the adjustments to eliminate the effect of the SleepVirtual strategic initiative and the projected outcome of the Resmon PRO FOT strategic initiative represent unusual items that are unrelated to our core performance during the fiscal 2017 and 2016 periods presented.

 Non-GAAP Tax Rate. The estimated non-GAAP effective tax rate adjusts the tax effect in order to quantify the tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying Consolidated Statements of Comprehensive Loss are as follows:

Adjusted gross profit margin is a non-GAAP financial measure that we have calculated by excluding the revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT. These adjustments are unrelated to our core performance during the fiscal 2017 and 2016 periods presented. Therefore, we believe it is useful to exclude these amounts to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net loss and non-GAAP loss per share. We define non-GAAP net loss as net loss less revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT sales. In order to provide a complete picture of our recurring core business operating results, we also excluded $33,000 and $2,000 from fiscal 2017 and 2016 first quarter non-GAAP net loss, representing the tax effect of these adjustments. We used an effective tax rate that we believe would be applicable if our income approximated the non-GAAP net loss for the presented periods. We caution investors that the tax effects of these adjustments are based on management’s estimates. We believe that these non-GAAP financial measures provide useful supplemental information for evaluating our financial performance.

Table A-1

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Unaudited in thousands, except per share data)

Three Months Ended			Three Months Ended
January 31, 2017			January 31, 2016
	NON-GAAP	NON-GAAP		NON-GAAP	NON-GAAP
GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted

Revenue
Equipment, supplies and accessories revenues	$6,892	$(226)	$6,666	$7,401	$(16)	$7,385
Service revenue	1,848	—	1,848	1,850	—	1,850
	8,740	(226)	8,514	9,251	(16)	9,235

Cost of revenues
Cost of equipment, supplies and accessories revenues	3,725	(130)	3,595	3,800	(12)	3,788
Cost of service revenues	586	—	586	574	—	574
	4,311	(130)	4,181	4,374	(12)	4,362
Gross margin	4,429	(96)	4,333	4,877	(4)	4,873
	50.7%		50.9%	52.7%		52.8%
Operating expenses:
Selling and marketing	2,330	—	2,330	2,501	—	2,501
General and administrative	1,530	—	1,530	1,412	—	1,412
Research and development	590	—	590	673	—	673
Amortization of intangibles	42	—	42	58	—	58
	4,492	—	4,492	4,644	—	4,644

Operating (loss) income	(63)	(96)	(159)	233	(4)	229
Interest expense, net	—	—	—	66	—	66
Foreign currency loss	176	—	176	109	—	109
(Loss) income before taxes	(239)	(96)	(335)	58	(4)	54
Provision for taxes	1	(33)	(32)	62	(2)	60
Net loss	(240)	(63)	(303)	(4)	(2)	(6)
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	87	—	87	(3)	—	(3)
Comprehensive loss	$(153)	$(63)	$(216)	$(7)	$(2)	$(9)
Loss per share
Basic	$(0.06)		$(0.07)	$(0.00)		$(0.00)
Diluted	$(0.06)		$(0.07)	$(0.00)		$(0.00)
Weighted average common shares outstanding:
Basic	4,341		4,341	4,280		4,280
Diluted	4,341		4,341	4,280		4,280

 Table A-2

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Itemized Reconciliation of Net Loss and Non-GAAP Net Loss

(Unaudited in thousands)

	Three Months Ended
	January 31,
	2017	2016
Net loss	$(240)	$(4)
Reconciling items:
Revenue from SleepVirtual inventory	(24)	—
Cost of revenue from SleepVirtual inventory	20	—
Revenue from Resmon PRO FOT inventory	(202)	(16)
Cost of revenue from Resmon PRO FOT inventory	110	12
Tax effects of reconciling items	33	2

Non-GAAP adjusted net loss	$(303)	$(6)

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